Exhibit 99.1

News Release

For Immediate Release	Contact:	Stacy Frole	(419) 627-2227
August 4, 2015

CEDAR FAIR REPORTS RECORD RESULTS FOR THE FIRST HALF OF 2015; STRONG PERFORMANCE CONTINUES THROUGH JULY
SANDUSKY, OHIO, August 4, 2015 -- Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, today announced record results for the second quarter ended June 28, 2015. The Company also provided preliminary attendance and net revenues through Sunday, August 2, 2015, and declared a quarterly cash distribution.
Highlights

•
Cedar Fair reported record net revenues of $424 million for the six months ended June 28, 2015. This 5% increase over the same period last year reflects the Company’s continued success in all areas of its business, including attendance, guest spending and out-of-park revenues.

•
Cedar Fair is on track for a sixth-consecutive year of record results. Net revenues through this past Sunday, August 2, 2015, increased 5%, on a 2% increase in average in-park guest per capita spending, a 3% increase in attendance and an 8% increase in out-of-park revenues compared with the same period last year.

•	The Company declared a quarterly cash distribution of $0.75 per Limited Partner (LP) unit payable September 15, 2015, consistent with its annualized rate of $3.00 per LP unit.

•	Cedar Fair remains confident in its long-term business strategy and its ability to generate $500 million, or more, in Adjusted EBITDA by 2018.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Results for the First Half of 2015;
Strong Performance Continues Through July
August 4, 2015

“We are pleased with the strength we have experienced across all areas of our business during the first half of this year and into July,” said Matt Ouimet, Cedar Fair’s president and chief executive officer. “The combination of increases in attendance, guest spending and revenues from our resort accommodations gives us confidence that our long-term strategy of enhancing the guest experience and investing in our parks is resonating with our customers.
“Our strategy heading into 2015 was to provide experiences which would encourage our guests to visit our parks early and often,” added Ouimet. “The successful launch in March of Fury 325, a world-record-breaking roller coaster at Carowinds, and the introduction in May of Voyage to the Iron Reef, an interactive dark ride at Knott’s Berry Farm, were strong contributors to the record first half. We are also pleased that our guests are visiting more often and spending more while at our parks. We believe this is a direct result of our investments to enhance the overall guest experience, including more special events, midway entertainment and other targeted guest offerings. These investments provide each guest with a ‘Best Day’ experience, whether it is their first time visiting us or their tenth time. Finally, the grand re-opening of our historic Hotel Breakers at Cedar Point led the double-digit increase in our out-of-park revenues for the first half of 2015.”
Ouimet continued by stating, “Providing a world-class experience for guests of all ages is at the core of everything we do. Our parks are not just a place to ride rides, but a place to make lasting memories with your families and friends. We believe our commitment to our guests will result in another year of record results for Cedar Fair and a greater total return for our investors.”
Second-Quarter Results
For the quarter ended June 28, 2015, net revenues increased 4%, or $14 million, to a record $377 million compared with $363 million in 2014. This increase reflects a 2%, or $0.84, increase in average in-park guest per capita spending, a 1%, or 91,000-visit, increase in attendance, and a 12%, or $4 million, increase in out-of-park revenues, compared with the second quarter of 2014.
The Company attributes the increase in attendance to its strong capital program, including the introduction of innovative new rides and attractions in 2015. Guest spending has been strong across all categories of the business, including admissions and in-park spending, and are the result of the Company’s continued focus on enhancing the overall guest experience. This includes new food and beverage offerings, a new all-season dining program and investments in its catering facilities.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Results for the First Half of 2015;
Strong Performance Continues Through July
August 4, 2015

Operating costs and expenses for the 2015 second quarter were $236 million, an increase of $12 million compared with 2014. The increase was primarily attributable to an increase in labor and maintenance costs as the Company continued to invest in its employees and its infrastructure; and, to a lesser extent, a shift in timing as some of the costs were incurred in the second quarter of 2015, as compared with 2014 when the costs were incurred in the first quarter.
Six-Month Results
Net revenues were $424 million for the six months ended June 28, 2015, an increase of $21 million, or 5%, compared with the six-month period ended June 29, 2014. Net loss during this period was $26 million, or $0.47 per diluted LP unit, versus a net loss of $40 million, or $0.71 per diluted LP unit, for the first six months of 2014.
The increase in revenues was the result of a 3%, or 220,000-visit, increase in attendance, a 2%, or $0.79, increase in average in-park guest per capita spending, and an 11%, or $5 million, increase in out-of-park revenues.
Operating costs and expenses through the first six months of 2015 were $346 million, representing a 4%, or $14 million, increase compared with the same period a year ago. The increased costs for the period were largely a result of three main drivers: 1) an increase in labor and maintenance costs; 2) an increase in SG&A expenses due to promotional activities related to park specific promotional events and the strong unit price performance during the period and its impact on the reporting of non-cash equity-based compensation; and 3) an increase in the cost of goods sold due to the increased attendance. As a percent of revenues, cost of goods sold is comparable with the prior-year period.
Adjusted EBITDA, which management believes is a meaningful measure of the Company’s park-level operating results, increased 6%, or $5 million, to $84 million for the first half of 2015, compared with 2014. The increase in Adjusted EBITDA was driven by the solid revenue growth and a strict focus on cost control.
July Operations
Based on preliminary results, net revenues through August 2, 2015, were approximately $754 million, up 5%, or $39 million, compared with $715 million for the same period last year. The increase was the result of an approximate 2%, or $0.79 increase in average in-park guest per capita spending to $45.87, a 3%, or 484,000-visit, increase in attendance and an 8%, or $6 million increase in out-of-park revenues to $82 million, compared with 2014.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Results for the First Half of 2015;
Strong Performance Continues Through July
August 4, 2015

“The continued improvement in attendance and guest spending trends through this past weekend, as well as the growth in out-of-park revenues, gives us confidence that our 2015 capital programs and our long-term strategy are working very well and the fundamentals of our business remain solid,” said Ouimet.
Cash Flow and Liquidity Remain Strong
As of June 28, 2015, the Company had $609 million of variable-rate term debt (before giving consideration to fixed-rate interest rate swaps), $950 million of fixed-rate debt, $42 million borrowed under its revolving credit facilities and $35 million of cash on hand. The Company believes its credit facilities and cash flows are sufficient to meet working capital needs, debt service, planned capital expenditures and distributions for the foreseeable future.
Distribution Declaration
Today, the Company also announced the declaration of a cash distribution of $0.75 per LP unit, which is consistent with its targeted annualized distribution rate of $3.00 per LP unit. The distribution will be paid on September 15, 2015, to unitholders of record as of September 3, 2015.
Ouimet concluded, “This distribution reflects the stability of our performance and continued confidence in our long-term growth strategy. We are proud of our ability to aggressively grow our distribution over the past several years, and believe we are well-positioned with a solid balance sheet, appropriate liquidity reserve, and a positive earnings outlook to continue this trend going forward.”
Conference Call
The Company will host a conference call with analysts today, August, 4, 2015, at 10:00 a.m. Eastern Time, which will be webcast live in “listen-only” mode via the Cedar Fair website www.cedarfair.com under the Investors tab. It will also be available for replay starting at approximately 1:00 p.m. ET, August 4, until 11:59 p.m. ET, Tuesday, August 18, 2015. In order to access the replay of the earnings call, please dial 1-877-870-5176 followed by the access code 5935299.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Results for the First Half of 2015;
Strong Performance Continues Through July
August 4, 2015

About Cedar Fair
Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Company owns and operates 11 amusement parks, three outdoor water parks, one indoor water park and five hotels. Its parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan, and Toronto, Ontario. Cedar Fair also operates the Gilroy Gardens Family Theme Park in California under a management contract. Cedar Fair’s flagship park, Cedar Point, has been consistently voted the “Best Amusement Park in the World” in a prestigious annual poll conducted by Amusement Today newspaper. For more information, please visit www.cedarfair.com.
Forward-Looking Statements
Some of the statements contained in this news release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company's expectations, beliefs and strategies regarding the future. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays, changes in the Company’s capital investment plans and projects and other factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at the Company’s parks and cause actual results to differ materially from the Company's expectations. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company's Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.
This news release and prior releases are available online at www.cedarfair.com.
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Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Results for the First Half of 2015;
Strong Performance Continues Through July
August 4, 2015

CEDAR FAIR, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(In thousands, except per unit amounts)

	Three months ended		Six months ended
	6/28/2015	6/29/2014	6/28/2015	6/29/2014
Net revenues:
Admissions	$207,568	$206,958	$230,351	$226,025
Food, merchandise and games	128,633	121,601	146,577	137,987
Accommodations, extra-charge products and other	41,207	34,455	47,297	39,468
	377,408	363,014	424,225	403,480
Costs and expenses:
Cost of food, merchandise, and games revenues	33,106	31,090	38,694	36,075
Operating expenses	157,325	147,192	235,455	227,542
Selling, general and administrative	46,065	46,617	71,883	68,021
Depreciation and amortization	47,105	46,974	51,116	51,281
Gain on sale of other assets	—	(921)	—	(921)
Loss on impairment / retirement of fixed assets, net	780	215	3,683	1,212
	284,381	271,167	400,831	383,210
Operating income	93,027	91,847	23,394	20,270
Interest expense	21,473	27,907	42,005	52,639
Net effect of swaps	(1,407)	(315)	(1,523)	56
Loss on early debt extinguishment	—	29,273	—	29,273
Unrealized/realized foreign currency (gain) loss	(7,911)	(16,102)	30,307	1,082
Interest income	(5)	(6)	(45)	(79)
Income (loss) before taxes	80,877	51,090	(47,350)	(62,701)
Provision (benefit) for taxes	23,294	7,188	(21,100)	(23,063)
Net income (loss)	57,583	43,902	(26,250)	(39,638)
Net income (loss) allocated to general partner	1	1	—	—
Net income (loss) allocated to limited partners	$57,582	$43,901	$(26,250)	$(39,638)

Net income (loss)	$57,583	$43,902	$(26,250)	$(39,638)
Other comprehensive income (loss), (net of tax):
Cumulative foreign currency translation adjustment	(1,758)	(2,317)	5,456	(696)
Unrealized income (loss) on cash flow hedging derivatives	1,841	(2,241)	(598)	(2,891)
Other comprehensive income (loss), (net of tax)	83	(4,558)	4,858	(3,587)
Total comprehensive income (loss)	$57,666	$39,344	$(21,392)	$(43,225)
Basic loss per limited partner unit:
Weighted average limited partner units outstanding	55,734	55,419	55,696	55,453
Net income (loss) per limited partner unit	$1.03	$0.79	$(0.47)	$(0.71)
Diluted income (loss) per limited partner unit:
Weighted average limited partner units outstanding	56,285	55,824	55,696	55,453
Net income (loss) per limited partner unit	$1.02	$0.79	$(0.47)	$(0.71)

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Results for the First Half of 2015;
Strong Performance Continues Through July
August 4, 2015

CEDAR FAIR, L.P.
UNAUDITED BALANCE SHEET DATA
SECOND QUARTER

(In thousands)	6/28/2015	6/29/2014

Cash and cash equivalents	$35,447	$40,134
Total assets	$2,076,278	$2,085,796
Long-term debt, including current maturities:
Revolving credit loans	$42,000	$39,000
Term debt	608,850	618,850
Notes	950,000	950,000
	$1,600,850	$1,607,850
Total partners' equity	$(3,531)	$23,615

CEDAR FAIR
RECONCILIATION OF ADJUSTED EBITDA
SECOND QUARTER

	Three months ended		Six months ended
	6/28/2015	6/29/2014	6/28/2015	6/29/2014
	(In thousands)
Net income (loss)	$57,583	$43,902	$(26,250)	$(39,638)
Interest expense	21,473	27,907	42,005	52,639
Interest income	(5)	(6)	(45)	(79)
Provision (benefit) for taxes	23,294	7,188	(21,100)	(23,063)
Depreciation and amortization	47,105	46,974	51,116	51,281
EBITDA	149,450	125,965	45,726	41,140
Loss on early extinguishment of debt	—	29,273	—	29,273
Net effect of swaps	(1,407)	(315)	(1,523)	56
Unrealized foreign currency (gain) loss	(8,004)	(16,162)	30,254	1,020
Non-cash equity expense	2,876	2,821	5,261	6,777
Loss on impairment/retirement of fixed assets, net	780	215	3,683	1,212
Gain on sale of other assets	—	(921)	—	(921)
Class action settlement costs	27	—	177	—
Other non-recurring items (as defined) (1)	502	204	199	558
Adjusted EBITDA (2)	$144,224	$141,080	$83,777	$79,115

(1) The Company's 2013 Credit Agreement references certain costs as non-recurring or unusual. These items are excluded in the calculation of Adjusted EBITDA and have included certain litigation expense, costs associated with certain ride abandonment and relocation expenses, contract termination costs, and severance expense.

(2) Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in the 2013 Credit Agreement.  The Company believes Adjusted EBITDA is a meaningful measure of park-level operating profitability.  Adjusted EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles and is not intended to be a substitute for operating income, net income, or cash flow from operating activities, as defined under generally accepted accounting principles.  In addition, Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233